Exhibit 99.1
NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY
REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

EDINBURG, VA, (November 3, 2009) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announces financial and operating results for the third quarter and nine months ended September 30, 2009.

Third Quarter 2009 Highlights

Highlights for the quarter include:

•	Revenue of $40.1 million, an increase of 7% from third quarter 2008
•	Net income of $6.3 million, which includes a net loss of $0.8 million from newly acquired cable operations undergoing upgrades
•	PCS net subscriber additions of 3,286
•	Total PCS subscribers of 219,353, up 7% from September 30, 2008
•	EVDO high speed data services are now available to 94% of the population covered by our PCS network
•	Added seven cell towers, 16 CDMA base stations, and 28 EVDO-enabled sites
•	Completed upgrades in the recently acquired cable territories to 27% of the homes passed, and 100% of the homes passed in Shenandoah County cable territory

President and CEO, Christopher E. French commented, “Despite a difficult economic environment, our company experienced solid operating results in the quarter, while continuing to invest in upgrading and improving all of our networks, especially PCS and the newly acquired cable operations.  Development of and growth in these operations is an important part of our plans for long-term growth in earnings.  During the quarter we continued to make improvements in our PCS network, further improving coverage and extending high speed data service to 94 percent of our covered population.  We are fortunate that our financial strength has allowed us to continue to invest in growth at a time when many companies are retrenching, and we believe these investments position us well for when economic conditions improve.”

November 3, 2009
News Release

Consolidated Third Quarter Results

For the quarter ended September 30, 2009, net income from continuing operations was $6.3 million compared to $7.4 million in third quarter 2008.  The third quarter of 2009 included an after-tax loss of $0.8 million from the cable operations acquired in December 2008, which are undergoing upgrades.  The Company’s total revenues for third quarter 2009 were $40.1 million, compared to $37.4 million for the same quarter in 2008, an increase of 7%.  Third quarter operating expenses increased to $29.5 million in 2009 from $24.9 million in 2008.  The increase in revenues is primarily a result of higher revenues in our PCS unit and the revenues of the newly acquired cable operations.  The increase in PCS revenues is a result of an increase in average PCS subscribers of 7%.  The increase in operating expenses results from costs associated with the new cable operations, improvements and expansion of our PCS and fiber optic networks, and associated depreciation.

November 3, 2009
News Release

Consolidated Nine Months Results

For the nine months ended September 30, 2009, net income from continuing operations was $19.3 million compared to $20.8 million in the comparable 2008 period.  Year-to-date, results for 2009 include a $1.9 million after-tax loss from the cable operations acquired in December of 2008.  The Company’s total revenues for the 2009 nine months were $120.4 million, compared to $107.3 million for the same period in 2008, an increase of 12%.  Operating expenses increased to $86.1 million in the first nine months of 2009 from $71.8 million in the prior period.  The increase in revenues is primarily a result of an increase in average PCS subscribers of 9% and the revenues of the newly acquired cable operations.  Operating expenses increased due to costs associated with the new cable operations, improvements and expansion of our PCS and fiber optic networks, and associated depreciation.

Cable TV Update

The Company acquired cable assets and subscribers in West Virginia and Alleghany County, Virginia on December 1, 2008.  In the third quarter of 2009, the acquisition added revenues of $2.6 million and expenses of $3.9 million, for an operating loss of $1.3 million.  The acquired cable operations accounted for 68% of the decrease in consolidated operating income in third quarter 2009 compared to third quarter 2008.  Following the upgrade of the network acquired in Alleghany County, Virginia, during the second quarter, the Company completed upgrades to the networks acquired in Franklin and Petersburg, West Virginia, during the third quarter of 2009.  Through September 30, the Company had upgraded networks passing 27% of homes passed in our acquired service areas, and an additional 13% of homes passed have been upgraded since the end of the quarter.  The Company expects to have 53% of homes passed upgraded by the end of the year.  In addition, the Company has upgraded its cable network in Shenandoah County, Virginia, upgrading 100% of homes passed as of September 30, 2009.  In total, the Company expects to have upgraded, as of December 31, 2009, approximately 65% of homes passed in our cable markets.

November 3, 2009
News Release

Other Information

The Company’s third quarter 2009 capital expenditures were $12.1 million, down from $20.2 million in third quarter 2008.  Capital expenditures primarily resulted from upgrades to the acquired cable networks and spending to expand our PCS network coverage and footprint.  The Company expects capital spending to increase in the fourth quarter as the PCS network improvements are finished and cable network upgrade work increases.  Spending should then begin to decline over the next several quarters as enhancements to the PCS network focus on success-based spending to address capacity issues, followed by reduced spending as planned cable network upgrades are completed.

Cash and cash equivalents as of September 30, 2009 were $14.9 million, up from $5.2 million at December 31, 2008.  The Company made scheduled repayments against debt facilities of $1.1 million during the third quarter.  At September 30, 2009, the debt/equity ratio was 0.17; and debt as a percent of total assets was 11%.  The amount available to the Company through its delayed draw term loan facility was $37.3 million as of September 30, 2009.  Draws against this facility can be made through December 31, 2009.  The Company continues to progress towards completing the sale of its Converged Services operations.

November 3, 2009
News Release

The Company’s Board of Directors declared a cash dividend of $0.32 per share, payable December 1, 2009 to shareholders of record on November 10, 2009.  This represents an increase of $0.02 per share, or 7%, over the 2008 dividend.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

Teleconference Information:
Wednesday, November 4, 2009  9:00 A. M. (ET)
Domestic Dial in number: 1-800-441-0022
International Dial in number: 1-719-325-2106
Audio webcast:  www.shentel.com

This release contains forward-looking statements that are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors.  A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

November 3, 2009
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$14,918	$5,240
Other current assets	35,886	67,181
Investments	8,666	8,388

Property, plant and equipment	367,325	328,172
Less accumulated depreciation and amortization	172,447	151,695
Net property, plant and equipment	194,878	176,477

Other assets, net	8,649	9,551
Total assets	$262,997	$266,837

Current liabilities, exclusive of current maturities of long-term debt of $6,357 and $4,399, respectively	$23,206	$19,986
Long-term debt, including current maturities	29,075	41,359
Total other liabilities	34,575	39,180
Total shareholders' equity	176,141	166,312
Total liabilities and shareholders' equity	$262,997	$266,837

November 3, 2009
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$40,115	$37,408	$120,356	$107,304

Cost of goods and services	13,703	10,712	39,452	31,394
Selling, general and administrative	7,692	7,724	22,569	21,052
Depreciation & amortization	8,151	6,484	24,116	19,304
Operating expenses	29,546	24,920	86,137	71,750
Operating income	10,569	12,488	34,219	35,554

Interest expense	(193)	(103)	(1,128)	(783)
Other income (expense), net	296	(233)	246	(108)
Income from continuing operations before income taxes	10,672	12,152	33,337	34,663
Income tax expense	4,326	4,774	14,019	13,881
Net income from continuing operations	$6,346	$7,378	$19,318	$20,782
Loss from discontinued operations, net of taxes	(39)	(636)	(10,484)	(2,128)
Net income	$6,307	$6,742	$8,834	$18,654

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.27	$0.31	$0.81	$0.88
Loss from discontinued operations	-	(0.03)	(0.44)	(0.09)
Net income	$0.27	$0.28	$0.37	$0.79

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